EXHIBIT 21


              SUBSIDIARIES OF BALLARD MEDICAL PRODUCTS


                                 JURISDICTION OF
         SUBSIDIARY              INCORPORATION     BUSINESS NAMES


         Medical Innovations     California        Medical Innovations
         Corporation                               Corporation

         Ballard Real Estate     Utah              Ballard Real Estate
         Holdings, Inc.                            Holdings, Inc.

         Ballard                 Virgin Islands    Ballard
         International, Inc.                       International, Inc.